REPORT OF INDEPENDENT AUDITORS

Board of Director and Stockholders
Peoples Bank of Unity

We have audited the accompanying balance sheet of Peoples Bank of Unity as of December 31, 1996 and 1995, and the related statments of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Peoples Bank of Unity as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

As explained in the notes to the financial statments, effective January 1, 1995, the Bank changed its method of accounting for the impairment of loans and related allowance for loan losses, and effective January 1, 1994, changed its method of accounting for investment securities.


/s/ S.R. Snodgrass, A.C.

Wexford, Pennsylvania
February 10, 1997